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                                                                     EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION



         Doane Products Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

                 FIRST: That at a meeting of the Board of Directors of the Corporation, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation declaring the proposed amendment to be advisable and calling a meeting of the sole stockholder of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

                 RESOLVED, that the Board of Directors of the Corporation deems it advisable and in the best interest of the Corporation to amend the Corporation's Certificate of Designations,
                 Preferences and Rights of 14.25% Senior Exchangeable Preferred Stock Due 2007 to add Section 4(d), so that the full text of such section as added shall read as follows:

                                "(d)    Shares of Senior Preferred
                          Stock issued in connection with an exchange offer made by the Corporation for outstanding shares of Senior Preferred Stock for the purpose of providing the holders of such outstanding shares of Senior Preferred Stock with shares registered under the Securities Act of 1933, as amended, shall initially have a liquidation preference equal to the Liquidation Value of such outstanding shares of Senior Preferred Stock on the date of such exchange and shall thereafter have a Liquidation Value determined in accordance with Section 4(a)."

                 SECOND: That the sole stockholder of the Corporation has given written consent to the amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.


                 THIRD: That the amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Doane Products Company has caused this certificate to be signed by Thomas R. Heidenthal, its Senior Vice President and Chief Financial Officer, this 4th day of February, 1998.





                                        DOANE PRODUCTS COMPANY



                                        By: /s/ THOMAS R. HEIDENTHAL
                                           -------------------------------------
                                            Thomas R. Heidenthal
                                            Senior Vice President and
                                                   Chief Financial Officer